                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. _______________)*

                           SCHEIN PHARMACEUTICAL, INC.
                           ---------------------------
                                (NAME OF ISSUER)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)

                                    806416103
                                    ---------
                                 (CUSIP Number)

                                  April 8, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |__| Rule 13d-1(b)

         |__| Rule 13d-1(c)

         | x | Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 Pages

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------------------------
CUSIP No. 806416103                         13G
------------------------

---------- --------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bayer Corporation
---------- --------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b) X
---------- --------------------------------------------------------------------
 3         SEC USE ONLY



---------- --------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Indiana

---------- --------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                8,141,910
    NUMBER OF
     SHARES                ----------------------------------------------------
  BENEFICIALLY             6    SHARED VOTING POWER
  OWNED BY EACH
    REPORTING                   0
   PERSON WITH
                           ----------------------------------------------------
                           7    SOLE DISPOSITIVE POWER

                                8,141,910

                           ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0

---------- --------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,141,910

---------- --------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)


---------- --------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           25.1%[Calculated based on shares outstanding at September 26, 1998 of 32,429,888]

---------- --------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

           CO
---------- --------------------------------------------------------------------



                                Page 2 of 5 Pages

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                                  SCHEDULE 13G

ITEM 1(a).        NAME OF ISSUER:  Schein Pharmaceutical, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  100 Campus Drive
                  Florham Park, NJ  07932


ITEM 2.

     ITEM 2(a)    Name of Person Filing:

                  Bayer Corporation

     ITEM 2(b)    Address of Principal Business Office or, if None, Residence:

                  100 Bayer Road, Pittsburgh, PA  15205

     ITEM 2(c)    Citizenship:

                  Indiana

     ITEM 2(d)    Title of Class of Securities:

                  Common Stock, $.01 par value

     ITEM 2(e)    CUSIP Number:

                  806416103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  |__|     Broker or dealer registered under Section 15 of
                                the Exchange Act.

                  (b)  |__|     Bank as defined in Section 3(a)(6) of the
                                Exchange Act.

                  (c)  |__|     Insurance company registered under Section 8 of
                                the Investment Company Act.

                  (d)  |__|     Investment company registered under Section 8 of
                                the Investment Company Act.

                  (e)  |__|     An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E).

                  (f)  |__|     An employee benefit plan or endowment fund in
                                accordance with Rule 13d-1(b)(1)(ii)(F).


ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)  Amount beneficially owned:  8,141,910 shares.

                  (b)  Percent of class:  25.1%

                               Page 3 of 5 Pages


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                                  SCHEDULE 13G

                  (c)  Number of shares as to which the person has:

                       (i)   Sole power to vote or to direct the vote:
                             8,141,910 shares.

                       (ii) Shared power to vote or to direct the vote: 0 shares.

                       (iii) Sole power to dispose or to direct the
                             disposition of: 8,141,910 shares.

                       (iv) Shared power to dispose or to direct the disposition of: 0 shares.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10.          CERTIFICATION

                  Not applicable.




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                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 February 12, 1999
                                        -------------------------------------
                                                        Date


                                                   /s/ Jon R. Wyne
                                        -------------------------------------
                                                      Signature


                                         Senior Vice President and Treasurer
                                        -------------------------------------
                                                    Name/Title






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